UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2018

Onconova Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36020	22-3627252
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Pheasant Run
Newtown, PA 18940
(267) 759-3680

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

At the 2018 Annual Meeting of Stockholders of Onconova Therapeutics, Inc. (the “Company”) on June 27, 2018, the Company’s stockholders approved a proposal to amend the Company’s Tenth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to combine outstanding shares of the Company’s common stock into a lesser number of outstanding shares, by a ratio of not less than one-for-five and not more than one-for-fifteen, with the exact ratio to be set within this range by the Company’s board of directors in their sole discretion. The Company’s board of directors subsequently approved a one-for-fifteen reverse stock split of the Company’s outstanding shares of common stock (the “Reverse Stock Split”), and the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Incorporation to effect the Reverse Stock Split, which became effective upon the Company’s filing of the Certificate of Amendment with the Secretary of State of the State of Delaware on September 25, 2018 (the “Effective Time”).

At the Effective Time, each fifteen (15) shares of the Company’s common stock, par value of $0.01 per share, issued and outstanding immediately prior to the Effective Time automatically were reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.01 per share.  In addition, a proportionate adjustment will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options, warrants and convertible preferred stock entitling the holders to purchase shares of the Company’s common stock, and the number of shares reserved for issuance pursuant to the Company’s 2018 Omnibus Incentive Compensation Plan will be reduced proportionately.  No fractional shares will be issued as a result of the Reverse Stock Split.  Instead, the Company’s stockholders who otherwise would have been entitled to a fraction of a share will receive a full share of common stock.  If a holder of the tradable warrant would be entitled to receive a fraction of a share upon the exercise of the warrant, such fractional share will be rounded down to the nearest whole share. Fractional shares resulting from exercise of other common stock warrants and conversion of outstanding convertible preferred stock (if any) will be rounded in accordance with the terms of such securities.  Fractional shares reserved under the Company’s 2018 Omnibus Incentive Compensation Plan will be rounded in accordance with the terms of the plan.

The Reverse Stock Split will decrease the number of common shares issued and outstanding from approximately 85.11 million shares to approximately 5.67 million shares.  The Company’s number of authorized shares of common stock will remain at 250,000,000.  A copy of the Certificate of Amendment is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

The Company’s transfer agent, EQ Shareowner Services, will provide instructions to stockholders of record regarding the process for exchanging share certificates and all book-entry or other electronic positions representing issued and outstanding shares of the Company’s common stock will be automatically adjusted.

The Company’s common stock will continue to trade on the NASDAQ Capital Market under the trading symbol “ONTX,” and will begin trading on a split-adjusted basis when the market opens on September 26, 2018.  The new CUSIP number for the Company’s common stock following the Reverse Stock Split is 68232V 405.

Item 8.01.  Other Events

As of the Effective Time, the Company adjusted its outstanding tradable warrants currently trading on the NASDAQ Capital Market under the symbol “ONTXW” in accordance with the terms of such tradable warrants to reflect the Reverse Stock Split.  As a result of these adjustments, each tradable warrant now entitles its holder to purchase one-fifteenth (1/15) of a share of the Company’s common stock at an exercise price of $73.80 per share of common stock.  If a holder of the tradable warrant would be entitled to receive a fraction of a share upon the exercise of the warrant, such fractional share will be rounded down to the nearest whole share.  Immediately following the Reverse Stock Split, on September 25, 2018, The Company issued a notice to the holders of the tradable warrants.  The form of the notice is attached as Exhibit 99.1 hereto and is incorporated herein by reference.  With respect to the Company’s other common stock warrants that are not publicly traded, to the extent required by the terms of such warrants, the Company will provide written notice of adjustments to the holders of such securities.

On September 25, 2018, the Company issued a press release announcing the Reverse Stock Split and the adjustments to the tradable warrants. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

3.1	Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc., as amended

99.1	Form of notice to holders of tradable warrants

99.2	Press release dated September 25, 2018

EXHIBIT INDEX

Exhibit No.	Exhibit

3.1	Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc., as amended

99.1	Form of notice to holders of tradable warrants

99.2	Press release dated September 25, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 25, 2018	Onconova Therapeutics, Inc.

	By:	/s/ Mark Guerin
Name: Mark Guerin
Title: Chief Financial Officer